SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                  June 23, 2008

                           AIR INDUSTRIES GROUP, INC.
                          -----------------------------
             (Exact Name of Registrant as Specified in its Charter)

             Delaware               000-29245             20-4458244
             State of               Commission           IRS Employer
           Incorporation            File Number           I.D. Number

                 1479 North Clinton Avenue, Bay Shore, NY 11706
                     Address of principal executive offices

                  Registrant's telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sale of Equity Securities.

      On June 23, 2008, we sold $2,950,000 principal amount of our junior subordinated notes due 2010 ("Junior Subordinated Notes") and 983,324 shares of our common stock (the "Shares") to eleven "accredited investors," as that term is defined in Rule 501 under Regulation D (the "Investors") for a total price of $2,950,000. The Junior Subordinated Notes and Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Taglich Brothers, Inc. acted as placement agent for the offering for which it received a fee of $20,000 and 200,000 shares of our common stock. In addition, we agreed to reimburse Taglich Brothers for up to $25,000 of its out-of-pocket expenses.

      The proceeds from this sale of securities will be used for working capital, a significant portion of which will be applied toward the completion of work in process that shortly will be shipped and booked as revenues. Due to our expanding customer base and new projects associated with our record backlog, additional working capital was needed to support our inventory needs. As can be seen in our latest quarterly report, our level of inventory has increased to nearly $22 million. At the same time, we continue to spend on initiatives related to future development programs and on due diligence and other matters related to our strategic acquisition program, namely the previously disclosed and ongoing effort to acquire Blair Industries, Inc. and certain of its affiliated companies ("Blair-HSM").

      It is our intent to repay the Junior Subordinated Notes as promptly as possible in conformance with the requirements of our bank loans. Currently, we intend to repay the Notes with funds raised at the time of our acquisition of Blair-HSM. There is no assurance, however, that we will complete the acquisition of Blair-HSM or that the capital raised in connection with such acquisition will be sufficient to allow us to repay the Junior Subordinated Notes. If necessary, we may seek to raise funds to retire the Junior Subordinated Notes through the sale of equity securities. There can be no assurance that the funds necessary to retire the Junior Subordinated Notes early will be available to us or that the terms on which such funds are made available will be favorable to us and our shareholders.

      The Junior Subordinated Notes are payable on May 31, 2010, or such earlier date upon which we consummate a debt or equity financing in one or a series of related transactions in an aggregate amount of at least $10,000,000. Interest on each Junior Subordinated Note will accrue at 2% per month commencing the 46th day after the purchaser deposited the purchase price in escrow (approximately July 20, 2008) and continuing thereafter for a period of 120 days; and 3% per month thereafter until all amounts owing on the Junior Subordinated Note has been paid in full, and interest is payable monthly. Payment of the principal and accrued interest on the Junior Subordinated Notes is junior and subordinate to the principal of, and interest and premium, if any, on any and all, of our indebtedness for borrowed money or obligations with respect to which we are a guarantor, to banks, insurance companies, or other financial institutions or entities regularly engaged in the business of lending money, in each case as in effect as of May 30, 2008, or as may be borrowed in the future, for working capital by us or one of our subsidiaries, including without limitation, indebtedness incurred under our Revolving Credit, Term Loan, Equipment Line and Security Agreement with PNC Bank, and our Loan and Security Agreement with Steel City Capital Funding LLC. The foregoing summary of certain material provisions of the Junior Subordinated Notes is qualified in its entirety by reference to the form of the Junior Subordinated Notes filed as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.               Description
-----------               -----------

   10.1       Form of Securities Purchase Agreement
   10.2       Form of Junior Subordinated Promissory Note due 2010

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2008

                                                     AIR INDUSTRIES GROUP, INC.


                                                     By: /s/ Peter Rettaliata
                                                         -----------------------
                                                         Peter Rettaliata
                                                         Chief Executive Officer

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                                  Exhibit Index

Exhibit No.               Description
-----------               -----------

   10.1       Form of Securities Purchase Agreement

   10.2       Form of Junior Subordinated Promissory Note due 2010